UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2016

ATN INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12593	47-0728886
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

500 Cummings Center

Beverly, MA 01915
(Address of principal executive offices and zip code)

(978) 619-1300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

The information regarding the Loan Agreement set forth under Item 2.03 of this Form 8-Kis incorporated herein by reference.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

On July 1, 2016, ATN International, Inc. (the “Company”), through its wholly-owned subsidiary ATN VI Holdings, LLC, a Delaware limited liability company (“ATN VI”), completed its previously announced acquisition (the “Acquisition”) of all of the membership interests of Caribbean Asset Holdings, LLC (“CAH”), a Delaware limited liability company, pursuant to the terms of the Purchase Agreement, effective as of September 30, 2015, by and among CAH, National Rural Utilities Cooperative Finance Corporation, ATN VI and the Company (as amended, the “Purchase Agreement”).  CAH, through its operating subsidiaries, is in the business of marketing, selling and providing wireless and wireline telecommunications, broadband (including data transmission via undersea cable), video programming services, hosting, storage, VOIP and managed services throughout the United States Virgin Islands, British Virgin Islands and St. Maarten. The purchase price paid at the closing of the Acquisition was approximately $145.0 million, which amount is subject to certain post-closing adjustments as set forth in the Purchase Agreement. The Company funded the purchase price with a combination of cash on hand and the proceeds of a loan made pursuant to the Loan Agreement described under Item 2.03 of this Form 8-K.

The foregoing description is qualified in its entirety by the terms of the Purchase Agreement.  A copy of the Purchase Agreement was filed as Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.  The Purchase Agreement was amended on July 1, 2016; such amendment will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

On July 1, 2016, the Company issued a press release announcing the completion of the Acquisition, a copy of which is filed as Exhibit 99.1 hereto and is incorporated by reference into this Item 2.01.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Acquisition, on July 1, 2016, ATN VI and CAH, as borrowers (the “Borrowers”), entered into a Loan Agreement (the “Loan Agreement”) with certain of CAH’s subsidiaries, as guarantors, and Rural Telephone Finance Cooperative, a District of Columbia cooperative association and an affiliate of CAH (“RTFC”), as lender.

The Loan Agreement provides for a term loan of $60.0 million (the “Loan”), which matures on July 1, 2026, unless accelerated pursuant to an event of default, as described below. The Loan will be due and payable upon the earlier of the maturity date or the acceleration of the loans and commitments upon an event of default; the Borrowers may prepay all or any part of the Loan without penalty or premium.

The Loan bears interest at a rate equal to, at the Company’s option, either (i) a fixed rate established by RTFC or agreed to in writing by RTFC and the Borrowers pursuant to a “rate lock” or similar agreement or (ii) a variable rate established by RTFC.  The Company and RTFC previously entered into a “rate lock” agreement and in connection with the drawdown of the Loan, the Company elected to fix the interest rate of the Loan at 4.0% per annum.

The Company and certain of CAH’s domestic subsidiaries are guarantors of the Borrowers’ obligations under the Loan Agreement. Further, the obligations of the Borrowers are secured by first priority liens on substantially all the property and assets of the Borrowers and the guarantor subsidiaries, including a pledge of 65% of ATN VI’s voting equity interests in CAH, a pledge of 100% of the equity interests in certain domestic subsidiaries and 65% of the voting equity interests in certain foreign subsidiaries.

The Loan Agreement contains a financial covenant (as further defined in the Loan Agreement) by the Borrowers that imposes a maximum ratio of indebtedness to EBITDA, as well as customary representations, warranties and covenants, including covenants by the Borrowers limiting additional indebtedness, liens, mergers and consolidations, substantial asset sales, investments and loans, transactions with affiliates and fundamental changes.

The Loan Agreement provides for events of default customary for credit facilities of this type, including but not limited to non-payment, defaults on other debt, misrepresentation, breach of covenants, representations and warranties, insolvency and bankruptcy. After the occurrence of an event of default and for so long as it continues, the interest rate then in effect on the Loan increases by 2.5% at the written election of RTFC. Upon the occurrence and continuation of an event of default, RTFC may accelerate payment of the Loan.

The foregoing description is only a summary of the provisions of the Loan Agreement and is qualified in its entirety by the terms of the Loan Agreement. A copy of the Loan Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

Item 9.01                                           Financial Statements and Exhibits.

(a)                                 Financial Statements of Business Acquired.

Any financial statements required to be filed in connection with the Acquisition will be filed as an amendment to this Form 8-K no later than 71 calendar days after the date on which this Form 8-K was required to be filed

(b)                                 Pro Forma Financial Information.

Any pro forma financial information required to be filed in connection with the Acquisition will be filed as an amendment to this Form 8-K no later than 71 calendar days after the date on which this Form 8-K was required to be filed.

(d)                                 Exhibits.

99.1                        Press Release of the Company, dated July 1, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATN INTERNATIONAL, INC.

	By:	/s/ Justin D. Benincasa
		Name:	Justin D. Benincasa
		Title:	Chief Financial Officer

Dated: July 1, 2016

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release of the Company, dated July 1, 2016.